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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)       April 12, 1996


                 Financial Institutions Insurance Group, Ltd.
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             (Exact name of registrant as specified in its charter)


         Delaware                     0-15404             36-3468795
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(State or other jurisdiction        (Commission         (I.R.S. Employer
   of incorporation)                File Number)      Identification No.)



 300 Delaware Avenue, Wilmington, Delaware                     19801
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 (Address of principal executive offices)                    (Zip Code)




Registrant's telephone number, including area code   (302) 427-5800




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Item 5. Other Events.

On April 12, 1996, Financial Institutions Insurance Group, Ltd. (the "Company") executed a Merger Agreement with FIIG Holding Corp., a wholly-owned subsidiary of Castle Harlan Partners II, L.P. ("Buyer"), and FIIG Merger Corp., a wholly-owned subsidiary of Buyer ("Buyer Sub"), pursuant to which Buyer Sub will merge with and into the Company and each outstanding share of common stock of the Company will be converted into the right to receive $16.00 in cash (the "Merger"). Pursuant to a letter agreement dated January 4, 1996 between John
A. Dore, President and Chief Executive Officer of the Company, and Castle Harlan, Inc., John Dore also will be a stockholder and Chief Executive Officer of the Buyer.

The Merger is subject to certain conditions, including the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of the Company, the obtaining of all necessary regulatory approvals, and other customary closing conditions. The Merger is not conditioned upon receipt of financing.

The Merger Agreement further provides under certain circumstances for the payment of a cash fee in the amount of $3,500,000 to Castle Harlan Partners II, L.P. in the event the Company executes an agreement with a third party involving a merger or other business combination or sale of a substantial portion of the assets or stock of the Company prior to February 17, 1997.

Certain directors and executive officers with ownership of an aggregate of approximately 20% of the outstanding common stock of the Company also will enter into Voting Agreements pursuant to which each such stockholder will agree to vote his shares in favor of the Merger.

The discussion herein of the terms of the Merger Agreement and Voting Agreement is qualified in its entirety by reference to such agreements, copies of which are attached hereto as Exhibits.

Item 7.   Exhibits.

The following exhibits are filed as part of this report:

     2.1 Merger Agreement dated April 12, 1996 by and among Financial Institutions Insurance Group, Ltd., FIIG Holding Corp. and FIIG Merger Corp.



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          2.2  Form of Voting Agreement to be executed by certain directors and executive officers of the Company.


                                  Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              FINANCIAL INSTITUTIONS INSURANCE GROUP, LTD.
                                 (Registrant)




Date:  April 16, 1996     /s/   Robert E. Wendt
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                                Robert E. Wendt, Senior Vice President